Exhibit 99.1
Press Release

RELEASE DATE:	June 18, 2020	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Senior Vice President and Chief Financial Officer (215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES
ADOPTION OF NEW STOCK REPURCHASE PROGRAM

Philadelphia, Pennsylvania (June 18, 2020) -- Prudential Bancorp, Inc. (the “Company”) (Nasdaq: PBIP) announced today that its Board of Directors approved the Company’s fourth stock repurchase program covering up to 407,000 shares or approximately 5% of its issued and outstanding shares of common stock.  The Company has completed its third repurchase program, repurchasing all 900,000 shares covered by the program at an average cost of approximately $13.40 per share. The shares covered by the fourth repurchase program may be purchased in the open market or in privately negotiated transactions from time to time depending upon market conditions and other factors over a one-year period or such longer period of time as may be necessary to complete such repurchases.

The actual timing, number and value of shares repurchased under the stock repurchase program will depend on a number of factors, including the market price for the Company’s common stock, and general business and market conditions and applicable legal and regulatory requirements. The stock repurchase program does not obligate the Company to acquire any specific number of shares in any period. There is no guarantee as to the exact number or value of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted.

“We are pleased to announce our fourth stock repurchase program, which reflects the Board’s confidence in our future, and our commitment to managing our capital prudently and in a manner which we believe will enhance shareholder value,” said Dennis Pollack, President and Chief Executive Officer. Mr. Pollack went on to say, “As we have indicated previously, we are committed to building long-term shareholder value while effectively managing our capital carefully and prudently in light of market conditions and other factors.  Adopting the fourth stock repurchase program is one of the strategies the Board believes is integral to the effective management of our capital. However, especially in light of current market conditions and the continued uncertain economic conditions resulting from the effects of the pandemic, we will proceed carefully and cautiously.”

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.  At March 31, 2020, the Company had total assets of $1.3 billion, total liabilities of $1.1 billion and total stockholders’ equity of $132.2 million.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company's credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company's business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company's financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most Annual Report on Form 10-K for the year ended September 30, 2019, as supplemented by its Form 10-Q for the quarter ended March 31, 2020, and as further supplemented its quarterly or other reports subsequently filed with the SEC.

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